EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-81214) pertaining to the Employee Stock Ownership Plan and Trust of Tandy Leather Factory, Inc. and the Registration Statement (Form S-8 No. 333-07147) pertaining to the 1995 Stock Option Plan of Tandy Leather Factory, Inc. of our report dated February 24, 2006, with respect to the consolidated financial statements and schedule of Tandy Leather Factory, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
March 27, 2006